FOR IMMEDIATE RELASE	Contact: Matt Funke, CFO
August 5, 2014	(573) 778-1800

SOUTHERN MISSOURI BANCORP, INC.
ANNOUNCES COMPLETION OF ACQUISITION OF
PEOPLES SERVICE COMPANY

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Southern Missouri,” NASDAQ: SMBC), of Poplar Bluff, Missouri, announced that its acquisition of Peoples Service Company (“Peoples”), Nixa, Missouri, and its subsidiary, Peoples Bank of the Ozarks, was completed today.

Southern Missouri is the holding company for Southern Bank, headquartered in Poplar Bluff, Missouri, operating 25 facilities in southern Missouri and northern Arkansas.  Peoples Bank of the Ozarks is headquartered in Nixa, Missouri, and operates ten facilities in southwest Missouri. Greg Steffens, President and Chief Executive Officer of Southern Missouri, commented, “We are very pleased to bring Peoples Bank of the Ozarks into the Southern Missouri family and we look forward to growing our presence in southwest Missouri. We know Peoples has a great customer base, dedicated employees, and conducts business in outstanding communities.”

Todd Hensley, Chairman and Chief Executive Officer of Peoples, added, “We are excited by the new opportunities this combination creates and believe it will greatly benefit our associates, customers, and communities.”

As a result of the merger, each share of PSC held immediately prior to closing is being exchanged for $11.50, plus .3289 shares of Southern Missouri common stock. In addition, Mr. Hensley has been appointed to the Board of Directors of Southern Missouri effective as of the close of the merger.

Southern Missouri anticipates merging Peoples Bank of the Ozarks with and into Southern Bank late in calendar 2014. As of June 30, 2014, Peoples Service Company reported total consolidated assets of $266 million, loans, net, of $193 million, and deposits of $220 million. On a pro forma basis, the combined entity will hold assets of approximately $1.3 billion, including loans, net, of $1.0 billion, and deposits of $1.0 billion. The transaction is expected to be immediately accretive to earnings per share, excluding transaction expenses, and to be accretive to tangible book value within four years.

 Sandler O’Neill + Partners, L.P. acted as financial advisor and Holland & Knight served as legal advisor to Peoples, while Silver, Freedman, Taff & Tiernan LLP served as legal advisor to Southern Missouri.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, demand for loans and deposits in the Company's market area, and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.